FORM OF

PULASKI FINANCIAL CORP.

2002 STOCK OPTION PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

Name of Participant:	__________________________________

Number of Shares Subject to the Option Award:	________ shares of Pulaski Financial Corp common stock (“Common Stock”)

Date of Grant:	, 200

Exercise Price:	$

Term of Option:	The term of this Incentive Stock Option shall be 10 years commencing on the Date of Grant

Vesting Schedule:	Subject to the limitations of this Award Agreement, this Incentive Stock Option Award shall vest or become exercisable in installments according to the following schedule:

	Installment	Vesting Date
	__________ shares __________ shares __________ shares __________ shares	, 200 , 200 , 200 , 200

Except as provided below, an installment shall not become exercisable on the otherwise applicable vesting date if you terminate employment prior to such vesting date.

Acceleration of Vesting in the Event of a Change in Control:

If a Change in Control occurs, all Incentive Stock Options you hold as of the date of the Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the term of this Incentive Stock Option, regardless of termination of employment. Any Option originally designated as an incentive Stock Option shall be treated as a Non-Statutory Stock Option if exercised more than three (3) months following the end of your employment.

Payment of Exercise Price:	The Exercise Price may be paid in cash or, if permitted by the Committee: (1) Common Stock having a Fair Market Value on the exercise date equal to the total Exercise Price; (2) any combination of cash or Common Stock; or (3) a cashless exercise with a qualified broker-dealer.

Effect of Termination of Employment because of:

(a) Death or Disability:	Unless otherwise determined by the Committee, if you die or become disabled, all Options you had at the time you died or become disabled will immediately vest and remain exercisable for a period of two (2) years following the termination of employment, or, if sooner, until the expiration of the term of the Option. Any Option originally designated as an Incentive Stock Option will be treated as a Non-Statutory Stock Option if exercised more than one (1) year following the end of your employment.

(b) Cause:	Unless otherwise determined by the Committee, if you are dismissed with Cause, all vested and unvested Options you had on the date you were terminated will immediately and automatically be cancelled as of the date of your termination and may not be exercised.

(c) Termination Without Cause:

Unless otherwise determined by the Committee, if you are dismissed without Cause, or you resign at the written request of the Bank or the Company, all unvested Options you has on the date you were termination will immediately and automatically be cancelled as of the date of your termination and may not be exercised. Vested Options may be exercised within 90 days of the termination date but only to the extent such Options were vested and could have been exercised on the Termination Date.

(d) Retirement:	Unless otherwise determined by the Committee, if you retire, all vested Options you had on the date you retired may be exercised at any time within one (1) year after you retired but only to the extent that the Options could have been exercised on the day before you retired. Any Option will be treated as a Non-Statutory Stock Option if exercised more than three (3) months after the date you retired.

(e) Voluntary Resignation:	Unless otherwise determined by the Committee, if you voluntary resign your position from the Bank or the Company, all unvested Options you had will be canceled as of the date you resigned. Vested Options may be exercised within 90 days of the date you resigned, but only to the extent such Options were vested and could have been exercised on the date of resignation if effective.

Voting:	You have no rights as a shareholder with respect to any shares of Common Stock covered by this Incentive Stock Option Award until the date of issuance of a stock certificate for the Common Stock following exercise of all or some part of this Incentive Stock Option.

Distribution:	Shares of Common Stock subject to this Incentive Stock Option Award will be distributed as soon as practicable following exercise.

Designation of Beneficiary:	You may designate, in writing, a beneficiary to receive any Award you are entitled to under the Incentive Stock Option Award if you die. If a beneficiary is not designated, the Award will become part of your estate.

Non-Transferability:	You cannot transfer Incentive Stick Options other than by will or the laws of descent and distribution.

Incentive Stock Option Holding Period:

You hereby acknowledge that in order to receive Incentive Stock Option tax treatment under Section 422 of the Code, you may not dispose of shares acquired under this Incentive Stock Option Award (i) for two (2) years from the date of grant and (ii) for one (1) year after the date of exercise. In accordance with Section 10(e) of the Plan, you must notify the Committee of any early disposition of Common Stock under Incentive Stock Option Award (i.e., a “disqualifying disposition”).

Plan Governs:	Notwithstanding anything in this Incentive Stock Option Award Agreement to the contrary, the terms of this Incentive Stock Option Award Agreement shall be subject to the terms and conditions of the Plan, a copy of which may be obtained from the Corporate Secretary of the Company. This Incentive Stock Option Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this agreement shall have the meaning given such terms in the Plan.

Neither the Plan not this Award Agreement create any right on the part of any individual to continue in the employ of Pulaski Financial Corp or any affiliate or Pulaski Financial Corp.

You hereby acknowledge that all decisions, determinations and interpretations of the Board of Directors, or of the Committee thereof, in response of the Plan and/or this Incentive Stock Option Award Agreement are final and conclusive.

IN WITNESS WHEREOF, PULASKI FINANCIAL CORP. has caused this Incentive Stock Option Award Agreement to be executed, and said Participant has hereunto set his hand as of the      day of                     , 200    .

PULASKI FINANCIAL CORP.

By:
For the Committee
Administering the Plan

PARTICIPANT

By:

ADDENDUM TO THE

PULASKI FINANCIAL CORP. 2002 STOCK OPTION PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

WHEREAS, the Board of Directors of Pulaski Financial Corp. (the “Company”) has approved and shareholders have adopted the Pulaski Financial Corp. 2002 Stock Option Plan (the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the committee administering the Plan (the “Committee”) has the authority to award stock options to employees, officers and directors; and

WHEREAS, on                 , 200    , the Committee granted you an incentive stock option for                      shares of Company common stock at an exercise price of $           per share; and

WHEREAS, on June 18, 2003, the Board of Directors declared a 2-for-1 stock split for shareholders of record on July 7, 2003; and

WHEREAS, Section 8 of the Plan provides that the Committee has the authority to make adjustments to previously granted stock options in the event of a stock split.

NOW, THEREFORE, this Committee hereby amends your Incentive Stock Option Award granted on                 , 200     in accordance with terms of the Plan by adjusting your exercise price to $           per share and the number of shares of Company common stock to              shares for that portion of your option grant which remains unexercised.

PULAKI FINANCIAL CORP.

Date:	By:
For the Committee

OPTIONEE

Date:	By: